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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                         COAST FINANCIAL HOLDINGS, INC.

         The undersigned, acting as incorporator, hereby forms a corporation under the Florida Business Corporation Act and adopts the following Articles of Incorporation:

                                    ARTICLE I
                                      NAME

         The name of the corporation shall be Coast Financial Holdings, Inc. (the "Corporation").

                                    ARTICLE II
                  INITIAL PRINCIPAL OFFICE AND MAILING ADDRESS

         The principal office and mailing address of the Corporation is 2412 Cortez Road, Bradenton, Florida 34207

                                    ARTICLE III
                                      PURPOSE

         The Corporation shall be organized for the purpose of operating as a registered financial holding company under the Bank Holding Company Act of 1956, as amended, and to engage in any lawful act or activity for which corporations may be organized under Florida laws.

                                   ARTICLE IV
                                 EFFECTIVE DATE

         The Corporation shall commence existence on the date these Articles of Incorporation are filed by the Florida Department of State, and the Corporation shall exist perpetually thereafter.

                                    ARTICLE V
                                  CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation shall have the authority to issue is (i) 20,000,000 shares of common stock, $5.00 par value per share ("Common Stock") and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock").

         The Board of Directors of the Corporation (the "Board of Directors") is hereby expressly authorized, subject to limitations prescribed by law and this
Article V, to provide for the issuance of Preferred Stock in one or more classes or series, and, by filing Articles of Amendment to these Articles of Incorporation pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in each such class or series, to fix the designations, powers, preferences, and rights of the shares of such class or series and any qualifications, limitations, or restrictions thereof; and, subject to the limitations and restrictions set forth in these Articles of Incorporation or any Articles of Amendment adopted by the Board of Directors originally fixing the number of shares constituting any series or class, to increase or decrease the number of shares of any such class or series subsequent to the issue of shares of that class or series, but not

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below the number of shares of such class or series then outstanding. In case the number of shares of any class or series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of these Articles of Incorporation or any Articles of Amendment originally fixing the number of shares of such class or series.

         Except as expressly provided in these Articles of Incorporation or any Articles of Amendment designating any class or series of Preferred Stock pursuant to the foregoing provisions of this Article V, shares of any class or series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased, or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted or exchanged for shares of stock of any other class, classes, or series, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of Preferred Stock to be created pursuant to the provisions of this Article V or as part of any other class or series of Preferred Stock.

         (A)      7% SERIES A NON-CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED
STOCK

         The following sections set forth the powers, rights and preferences, and the qualifications, limitations, and restrictions of the Corporation's 7% Series A Non-Cumulative Convertible Perpetual Preferred Stock.

         SECTION 1.        DESIGNATION, AMOUNT, AND RANK.

                  1.1 DESIGNATION AND AMOUNT. The designation of the Preferred Stock of the Corporation provided for herein shall be "7% Series A Non-Cumulative Convertible Perpetual Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock") and the total number of authorized shares constituting the Series A Preferred Stock initially shall be 545,000. The number of shares constituting this series of Preferred Stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of Preferred Stock authorized under the Articles of Incorporation, less all shares at the time authorized of any other series of Preferred Stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series A Preferred Stock. Shares of the Series A Preferred Stock shall be dated the date of issue.

                  1.2 STATED VALUE PER SHARE. The stated value per share of Series A Preferred Stock shall be $11.00 ("Stated Value Per Share").

        SECTION  2.        DIVIDEND RIGHTS.

                  2.1 RIGHT TO RECEIVE DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available therefor, non-cumulative cash dividends.


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                  2.2      NON-CUMULATIVE DIVIDENDS AND DIVIDEND RATE.

                  (a) Dividends on the shares of Series A Preferred Stock shall be non-cumulative; therefore, if a dividend on the shares of the Series A Preferred Stock with respect to any Dividend Period (as defined below) is not declared by the Board of Directors, the Corporation shall have no obligation at any time to pay a dividend on the shares of the Series A Preferred Stock in respect of such Dividend Period. The Corporation shall have no obligation to declare or pay any dividend on the shares of Series A Preferred Stock even if it has the legal capacity to do so.

                  (b) Subject to adjustment as provided in Section 2.2(c) hereof, the dividend rate on each share of Series A Preferred Stock shall be at an annual rate equal 7% of the Stated Value Per Share ("Dividend Rate") for each share then-outstanding, calculated on the basis of a 360-day year consisting of twelve 30-day months, payable quarterly in arrears in equal installments on the first day of January, April, July, and October of each year (each, a "Dividend Payment Date") to holders of record as they appear on the books of the Corporation on such date as may be determined by the Board of Directors in advance of the payment of a particular dividend hereunder (a "Record Date"). Each period beginning on a Dividend Payment Date and ending on the next succeeding Dividend Payment Date shall be a "Dividend Period."

                  (c) In the event that each of the following obligations are not satisfied, then, commencing with the Dividend Period beginning on July 1, 2004, the annual Dividend Rate on each share of Series A Preferred Stock shall increase by an amount equal to 0.25% of the Stated Value Per Share for each such Dividend Period (inclusive of the Dividend Period beginning on July 1, 2004), that such obligations remain unsatisfied up to a maximum annual Dividend Rate of 9% of Stated Value Per Share:

                           (i) the Corporation shall form a bank holding company under the Bank Holding Company Act of 1956, as amended, for the purpose of owning the Bank and such formation and ownership shall have been approved by all necessary corporate action, including all required stockholder approvals;

                           (ii) the Corporation shall file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or before December 31, 2003 for a firm commitment underwritten offering of its common shares, which offering shall yield gross offering proceeds of at least $7 million (a "Qualified Public Offering"); and

                           (iii) such registration statement shall be declared effective under the Securities Act and the Qualified Public Offering shall close on or before April 30, 2004.

                  (d) The Record Date established for the payment of any dividends on the Series A Preferred Stock shall not be more than sixty
         (60) days, nor less than ten (10)


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         days before the relevant Dividend Payment Date. No Record Date shall precede the date of the resolution fixing such Record Date.

                  2.3 DIVIDENDS OR CERTAIN OTHER DISTRIBUTIONS ON COMMON STOCK OR OTHER JUNIOR SECURITIES.

                  (a) While any shares of Series A Preferred Stock are outstanding, in respect of any Dividend Period, no dividend (other than a dividend paid in Common Stock or other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation of the Corporation) shall be declared, paid, or set aside for payment on any Preferred Stock which are junior to this Series A Preferred Stock as to dividends, unless, (i) with respect to any series of Preferred Stock that at the time pays dividends on a periodic basis other than on a quarterly basis, full dividends on all outstanding shares of this Series A Preferred Stock for the then-current Dividend Period shall have been declared and paid in full or contemporaneously are declared and a sum of money sufficient for payment have been set aside therefor, and (ii) with respect to any series of Preferred Stock that at the time pays dividends on a periodic basis other than a quarterly basis, full dividends on all outstanding shares of this Series A Preferred Stock for the immediately preceding Dividend Period have been declared and paid. Holders of the shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, stock, or other securities, in excess of the non-cumulative dividends declared by the Board of Directors as set forth in this Section 2.

                  (b) While any shares of Series A Preferred Stock are outstanding, if full dividends on all outstanding shares of this Series A Preferred Stock at the rate set out in Section 2.2 hereof shall not have been declared and paid or set aside for a payment for the immediately preceding Dividend Period, the Corporation shall not, until full dividends have been paid or set aside for payment on all outstanding shares of this Series A Preferred Stock for a subsequent Dividend Period, (i) declare or pay or set aside for payment any dividends (other than a dividend paid in Common Stock or in any other capital stock of the Corporation ranking junior to this Series A Preferred Stock as to dividends and upon liquidation of the Corporation), or make any other distribution on the Common Stock or any stock of the Corporation ranking junior to, or on a parity with, shares of this Series A Preferred Stock with respect to the payment of dividends or upon liquidation of the Corporation, or (ii) make any payment or distribution on the account of the redemption, purchase, retirement, or other acquisition, directly or indirectly, by the Corporation for any consideration, of any shares of Common Stock or such other capital stock ranking junior to, or on a parity with, this Series A Preferred Stock as to dividends or upon liquidation of the Corporation, or pay or make available monies for the account of, or set aside payment for, a sinking or similar fund for such purposes, except by conversion into or in exchange for shares of Common Stock or such other capital stock ranking junior to this Series A Preferred Stock as to dividends and upon liquidation of the Corporation.

         SECTION  3.       LIQUIDATION RIGHTS.

                  3.1 PAYMENT UPON LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or


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         involuntary (a "Liquidation Event") the holders of the shares of this
         Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, or the proceeds thereof, legally available for distribution to its shareholders (whether representing capital or surplus), subject to the rights of any other class of stock of the Corporation which ranks senior to the Series A Preferred Stock as to distribution of assets in a Liquidation Event ("Senior Securities"), but before any payment or distribution shall be made on the Common Stock or any other class of capital stock of the Corporation ranking junior to this Series A Preferred Stock upon a Liquidation Event ("Junior Securities"), a liquidation distribution in the amount of $11.00 per share of this Series A Preferred Stock (the "Liquidation Preference"), plus an amount equal to all declared but unpaid dividends thereon for the period from and including the first day of the then-current Dividend Period to the date fixed for such liquidation distribution to such holders pursuant to such Liquidation Event (without accumulation of accrued and unpaid dividends for prior Dividend Periods). After payment of the full amount of such Liquidation Preference, the holders of this Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

                  3.2 INSUFFICIENT ASSETS. If, upon any Liquidation Event, the assets of the Corporation, or the proceeds thereof, available for distribution among the holders of the shares of this Series A Preferred Stock and the holders of shares of all other capital stock of the Corporation ranking pari passu with the Series A Preferred Stock as to distributions on liquidation ("Parity Securities"), shall be insufficient to pay in full the Liquidation Preference and liquidation payments on all such other Parity Securities, then all of the assets available, or the proceeds thereof, after payment of any Senior Securities, shall be distributed among the holders of the Series A Preferred Stock and the holders of the Parity Securities ratably in accordance with the respective amounts which would be payable on such shares of this Series A Preferred Stock if all amounts thereon were paid in full (which, in the case of such other Parity Securities, may include accumulated dividends, if applicable).

                  3.3 PAYMENTS ON CAPITAL STOCK RANKING JUNIOR. In the event of any Liquidation Event, unless and until payment in full is made to the holders of all Series A Preferred Stock then-outstanding of the Liquidation Preference and any declared and unpaid dividends to which they are entitled pursuant to Section 3.1 hereof, no dividend or other distribution shall be made to the holders of the Common Stock or the Junior Securities, and no payment or distribution shall be made on the account of any redemption, purchase, retirement, or other acquisition, directly or indirectly, by the Corporation for any consideration, of any shares of Common Stock or any Junior Securities.

                  3.4 DEFINITION. Neither the consolidation, merger, or other business combination of the Corporation into or with another bank, corporation, or other entity, nor the sale, conveyance, lease, exchange, or transfer of all or substantially all of the property or assets of the Corporation for cash, securities, or other consideration, or the distribution to shareholders of the Corporation of all or substantially all of the consideration for such sale (unless such consideration, apart from the assumption of liabilities, or the net proceeds thereof consists substantially entirely of cash), shall be deemed to be a Liquidation Event.


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         SECTION 4.        REDEMPTION RIGHTS.

                  4.1 OPTIONAL REDEMPTION. The Corporation, at its option, may redeem the outstanding shares of Series A Preferred Stock, in whole or in part, as follows:

                           (a) at any time following the issuance of the shares of Series A Preferred Stock but on or before December 31, 2005 {"Initial Redemption Period") at a redemption price per share equal to 104% of the then-existing Conversion Price (defined in Section 6.1 of this Article V below) plus any declared but unpaid dividends thereon for the period from and including the first date of the then-current Dividend Period to the date fixed for redemption (without the accumulation of any unpaid dividends for any prior Dividend Periods); provided, however, that the Corporation may redeem the Series A Preferred Stock during the Initial Redemption Period only if: (A) the Common Stock is listed on a principal national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation system ("Nasdaq") (whether on the Nasdaq National Market or in the over-the-counter market), and (B) the Common Stock has a per share closing sales or bid price, as the case may be, on the principal national securities exchange or the Nasdaq market on which the Common Stock is listed or quoted, as reported by the Wall Street Journal or furnished by Nasdaq (or, if not so reported or furnished, any other authoritative source selected by the Corporation), which equals or exceeds 140% of the then-existing Conversion Price for the twenty (20) consecutive trading days prior to any such redemption.

                           (b) at any time after December 31, 2005, at the redemption price per share set forth below:

                                    (i)      From January 1, 2006 through
                           December 31, 2006, at a redemption price equal to 103.25% of the then-existing Conversion Price,

                                    (ii)     From January 1, 2007 through
                           December 31, 2007, at a redemption price equal to 102.50% of the then existing Conversion Price,

                                    (iii)    From January 1, 2008 through
                           December 31, 2008, at a redemption price equal to 101.75% of the then-existing Conversion Price,

                                    (iv)     From January 1, 2009 through
                           December 31, 2009, at a redemption price equal to 101.00% of the then-existing Conversion Price, and

                                    (v)      thereafter, at a redemption price
                           equal to 100.00% of the then-existing Conversion
                           Price;


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                           In each case, plus declared but unpaid dividends
                           thereon for the period from and including the first date of the then-current Dividend Period to the date fixed for redemption (without the accumulation of any unpaid dividends for any prior Dividend Periods).

                  4.2 CONDITION TO REDEMPTION. Notwithstanding Section 4.1 of this Article V, if, for the then-current Dividend Period, full dividends declared on the Series A Preferred Stock and full dividends, including any accumulated dividends, on the shares of all other Preferred Stock of the Corporation of any series ranking on a parity with or senior to the Series A Preferred Stock as to dividends have not been paid or contemporaneously declared and paid, no shares of this Series A Preferred Stock shall be redeemed pursuant to Section 4.1 of this Article V unless all outstanding shares of this Series A Preferred Stock and all outstanding shares of all such other series of Preferred Stock are simultaneously redeemed; provided however, that the foregoing will not prevent the purchase or acquisition of shares of this Series A Preferred Stock or shares of such other series of Preferred Stock by conversion into or exchange for shares of the Corporation ranking junior to the shares of this Series A Preferred Stock and the shares of such other series of Preferred Stock as to dividends and upon liquidation.

                  4.3      REDEMPTION PROCEDURES.

                  (a) Partial Redemption. With respect to any redemption pursuant to this Section 4, in the event that fewer than all issued and outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the Board of Directors, in its sole discretion, shall select the shares to be redeemed. Upon surrender of any certificate of Series A Preferred Stock that is redeemed in part, the Corporation shall deliver or cause to be delivered, without cost to the holder thereof, a new certificate representing the shares that are not being redeemed.

                  (b) Notice of Redemption. In the event that the Corporation shall redeem shares of this Series A Preferred Stock, the Corporation shall give notice of such redemption (a "Notice of Redemption") by first class mail, postage prepaid not less than fifteen
         (15) days nor more than sixty (60) days prior to the date of redemption ("Redemption Date") to each holder of record of the shares of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of the Corporation. Each Notice of Redemption shall specify: (i) the Redemption Date; (ii) the total number of shares of the Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price to be paid as determined in accordance with
         Section 4.1 hereof (specifying the amount of any declared but unpaid dividends to be included therein); (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue upon such redemption. No defect in the Notice of Redemption or in the mailing thereof or the publishing of its contents shall affect the validity of the redemption proceedings.


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                  (c)      Payment of Redemption Price.

                           (i) On or after the Redemption Date, each holder of shares of this Series A Preferred Stock that were called for redemption shall surrender the certificate or certificates, if such shares are held at the time of redemption by such holder, evidencing such shares to the Corporation at any place designated for such surrender in the Notice of Redemption. Upon surrender in accordance with the Notice of Redemption of the certificates representing the shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if required by the Board of Directors and so stated in the Notice of Redemption), such holder of the shares of Series A Preferred Stock being redeemed shall then be entitled to receive payment of the redemption price for each share so redeemed.

                           (ii) On the Redemption Date, the Corporation shall, and at any time after the Notice of Redemption shall have been mailed and before the Redemption Date, the Corporation may, deposit for the pro rata benefit of the holders of the Series A Preferred Stock called for redemption pursuant to this Section 4 the funds necessary for such redemption with a bank or trust company (but not the Corporation or any of its affiliates) having a capital and surplus of at least $25 million. Any money so deposited by the Corporation and unclaimed at the end of two years from the Redemption Date shall revert to the general corporate funds of the Corporation, After such reversion, upon demand, such bank or trust company shall pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the redemption price. Any interest accrued on funds so deposited pursuant to this Section 43(c)(ii) shall be paid from time to time to the Corporation for its own account.

                  (d) Termination of Stockholder Rights. If a Notice of Redemption shall have been given, then upon the date of the deposit referenced in Section 4.3(c)(ii) hereof all rights of the holders of those shares of Series A Preferred Stock called for redemption shall cease (except the right to receive the redemption price against delivery of such shares, if the shares are held at the time of redemption by such holder, but without interest), whether or not the certificates therefor have been surrendered, and such shares will cease to be outstanding. No shares of Series A Preferred Stock that is redeemed is entitled to any dividends payable on a Dividend Payment Date following after the Redemption Date, regardless of when such dividend was declared.

         SECTION 5.        VOTING RIGHTS.

                  5.1 GENERAL. Except as otherwise expressly provided herein or required by law, the shares of Series A Preferred Stock shall be voted with the shares of the Common Stock at any annual or special meeting of stockholders of the Corporation, or the holders of such shares of the Series A Preferred Stock may act by written consent in the same manner as holders of the Common Stock, upon the following


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         basis. Each holder of shares of Series A Preferred Stock shall be entitled to such number of votes for each Series A Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the largest number of whole shares of the Common Stock into which all of such holder's shares of Series A Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  5.2      LIMITED VOTING RIGHTS.

                           (a) Notwithstanding any other provision hereof, none of the following actions may be taken by the Corporation or any of its subsidiaries and its parent, if any, without the approval by vote or written consent of the holders of a majority of all issued and outstanding shares of Series A Preferred Stock;

                                    (i)      any amendment, restatement, or
                           modification of the Articles of Incorporation, Bylaws, or other governance documents which is reasonably likely to have a material adverse affect on the rights of the holders of Series A Preferred Stock; or

                                    (ii)     the authorization or issuance of
                           any Senior Securities or Parity Securities.

                           (b)      For purposes of Section 5.2(a) of this
                  Article V, the following amendments, modifications, or revisions to the Articles of Incorporation or bylaws of the Corporation, among others, shall not require the separate consent or approval of the holders of the Series A Preferred
                  Stock: (i) an amendment to the Articles of Incorporation which increases or decreases the number of authorized shares of Common Stock; and (ii) the adoption and filing of any future Articles of Amendment to the Articles of Incorporation creating any such additional classes or series of Preferred Stock which may rank junior to the Series A Preferred Stock as to dividends and the distribution of assets in liquidation, or which may be designated additional rights, preferences, or privileges not granted to, or which may rank junior in right to, the Series A Preferred Stock. Each of the actions identified in this Section 5.2(b) among others, shall be deemed not to adversely affect the rights, preferences, or privileges of the Series A Preferred Stock.

                           (c)      An amendment to the Articles of
                  Incorporation which would increase or decrease the aggregate number of authorized shares of the Preferred Stock of the Corporation shall require the approval or consent of a majority of the outstanding Common Stock and Preferred Stock, voting together as a single class.

         SECTION 6.        CONVERSION RIGHTS.

                  6.1 CONVERSION OF SERIES A PREFERRED STOCK INTO COMMON STOCK. At any time and from time to time after the issuance of the Series A Preferred Stock, any


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

         holder thereof may convert any or all of the shares of Series A Preferred Stock held by such holder into that number of shares of Common Stock as determined by dividing the Stated Value Per Share by the Conversion Price (as defined below) in effect at the time of conversion. If the Corporation calls any shares of the Series A Preferred Stock for redemption, the right of conversion with respect to such Series A Preferred Stock called for redemption shall cease and terminate at the close of business on the Redemption Date (unless the Corporation defaults in the payment of the redemption price). The "Conversion Price" shall initially be $11.00 per share, and the Conversion Price shall be subject to adjustment from time to time as herein provided.

                  6.2      MECHANICS OF CONVERSION.

                  (a) Notice and Surrender of Certificates. Any holder of shares of Series A Preferred Stock desiring to convert any portion thereof into shares of Common Stock may exercise the conversion rights specified in this Section 6 by surrendering to the Corporation at the principal business office of the Corporation or to any transfer agent of the Corporation the certificate or certificates representing the Series A Preferred Stock to be converted, duly endorsed in favor of the Corporation or in blank accompanied by proper instruments of transfer, accompanied by a written notice to the Corporation stating that the holder elects to convert all or a specified portion of the Series A Preferred Stock represented thereby (the "Conversion Notice"). The Conversion Notice shall set forth the name or names (with the address or addresses) in which the certificate or certificates for shares of the Common Stock shall be issued. Each conversion of the Series A Preferred Stock will be at the Conversion Price in effect at the close of business on the day that all conditions in this Section 6.2(a) have been satisfied.

                  (b) Delivery of Common Stock Certificates. As shall as soon as practicable after receipt of the Conversion Notice and surrender of the certificate or certificates for the shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the converting holder:
         (i) a certificate or certificates representing the number of whole shares of Common Stock issuable by reason of such conversion, registered in such name or names and such denominations as the converting holder has specified, subject to compliance with applicable laws to the extent such designation shall involve a transfer, and (ii) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates surrendered to the Corporation in connection with such conversion but which were not converted.

                  (c) Effective Time of Conversion. To the extent permitted by law, the conversion of the Series A Preferred Stock pursuant to this
         Section 6.2 into shares of Common Stock shall be deemed to have been effected immediately prior to the close of business on the date that all the conditions in Section 6.2(a) hereof have been satisfied, and at such time the rights of the holder of such shares of Series A Preferred Stock so converted shall cease, and the person or persons in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Except as otherwise provided herein,


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

         no payment or adjustment shall be made in respect of the Common Stock delivered upon conversion of the Series A Preferred Stock.

                  6.3 FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of which shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. If any fractional interest in a share of Common Stock would result from the conversion of the Series A Preferred Stock surrendered for conversion, in lieu of issuing fractional shares the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Current Market Price (defined in Section 6.4(e) hereof) on the Business Day next preceding the effective time of conversion.

                  6.4 ADJUSTMENTS TO CONVERSION PRICE. The applicable Conversion Price for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                  (a) Dividends, Subdivisions or Combination of Common Stock. In case the Corporation shall at any time: (i) pay a dividend or makes a distribution on its Common Stock in shares of Common Stock,
         (ii) subdivides (by stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, or
         (iii) combines (by reverse stock split, reclassification, or otherwise) its outstanding shares of Common Stock into a smaller number of shares; then the Conversion Price in effect immediately prior to such event shall be proportionately adjusted immediately thereafter so that the holder of any shares of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have been entitled to receive after the happening of such event had the Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this Section 6.4(a) shall become effective immediately after the record date in the case of a dividend or a distribution and shall become effective on the effective date in the case of a subdivision, combination, or reclassification. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted. Such adjustment shall be made successively whenever any of the events referred in this Section 6.4(a) occur.

                  (b) Certain Dividends and Distributions on Common Stock. In the event that the Corporation shall pay or make a dividend or other distribution on its Common Stock to all holders of the Common Stock as a class, payable in securities, evidences of indebtedness, assets, or other property (excluding cash dividends or distributions of cash payable from retained earnings of the Corporation, dividends payable in Common Stock, and any dividends or distributions referred to in Section 6.4(a) hereof, but including, without limitation, shares of any other class of the Corporation's capital stock or securities convertible into or exchangeable for Common Stock or any other class of the Corporation's capital stock), then, and in each such case, the Conversion Price shall be reduced so that it will equal the amount determined by multiplying: (i) the Conversion Price in effect immediately prior to the record date for the distribution by (ii) a friction of which (x) the numerator is the Current Market Price of one share of Common Stock on the record date for the distribution, less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive) of the capital stock, evidence of indebtedness, assets, or other property which are distributed with respect to one share of Common Stock and (y) the denominator is the Current Market Price of one share of Common Stock on that record date. Such adjustment shall be made successively whenever such distribution is made, and shall be effective immediately after the record date for the determination of the stockholders entitled to receive the distribution. If any such distribution is not made or if any or all such convertible or exchangeable securities should expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted.

                  (c) Merger or Consolidation. If there is a reorganization, or a merger or consolidation of the Corporation with or into any other entity which results in a conversion, exchange, or cancellation of the Common Stock, or a sale of all or substantially all of the assets of the Corporation, on a consolidated basis (except for sales or dispositions to a parent or a wholly-owned subsidiary of the Corporation), upon any subsequent conversion of the Series A Preferred Stock, each holder of the Series A Preferred Stock then-outstanding shall have the right thereafter to convert the shares of Series A Preferred Stock held by the holder into the kind and amount of securities, cash, and other property or assets which the holder would have received if the holder had converted the shares of Series A Preferred Stock into Common Stock in accordance with Section 6 hereof immediately prior to the first of these events and had retained all the securities, cash, and other property or assets received as a result of those events.

                  (d)      Certain Definitions.

                           (i) The term "Current Market Price" at any date shall mean: (A) the closing price of a share of Common Stock on the principal national securities exchange (including the Nasdaq National Market) on which the Common Stock is then listed or admitted to trading as reported in the Wall Street Journal (or if not reported thereby, any other authoritative source selected by the Corporation), or (B) if the Common Stock is not listed or admitted to trading on a national securities exchange, the average of the bid and asked prices in the over-the-counter market as furnished by Nasdaq or the principal automated quotation system on which such information is reported (or any other authoritative source selected by the Corporation), or (C) if there is no public market for Common Stock, the fair market value of the Common Stock as determined by the Board of Directors.

                           (ii) The term "Business Day" means any day other than a Saturday, Sunday, or other day on which the commercial banks in the State of Florida are authorized or required by law or executive order to close.

                  (e) De Minimus Adjustments. No adjustment in the Conversion Price shall be required under this Section 6.4 unless the adjustment would require a decrease of at least one percent (1%) in, or an increase of, the Conversion Price then in effect; provided, however, that any adjustments that by reason of this Section 6.4{e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent.

                  6.5.     NOTICES.

                  (a) Notice of Conversion Price Adjustments. Whenever the Conversion Price shall be adjusted pursuant to the provisions of
         Section 6.4, the Corporation shall file at the principal office of the Corporation a statement showing in detail (i) adjusted Conversion Price, (ii) a description of the events which caused the adjustment,
         (iii) a description of the method of calculation of the adjustment, and
         (iv) the date on which the adjustments become effective, and the Corporation also shall cause a copy of such statement to be delivered to each holder of the then-outstanding Series A Preferred Stock.

                  (b)      Other Notices. If any of the following shall occur:

                           (i) the Corporation shall authorize the granting to all holders of its Common Stock of rights, warrants, or options to subscribe for or purchase any securities or any other similar rights;

                           (ii) any reorganization, reclassification, or similar change of the Common Stock, (other than a subdivision or combination of its Common Stock); or

                           (iii) the voluntary or involuntary dissolution, liquidation, or winding-up by the Corporation, or any dividend or distribution to holders of the Common Stock.

                  then, and in any such case, the Corporation shall cause to be delivered to each holder of record of the Series A Preferred Stock at the address of such holder as shown on the stock ledger or transfer books of the Corporation, at least twenty
                  (20) days prior to any record date or the date set for definitive action, a notice of the date on which the books of the Corporation will close or a record shall be taken for such dividend, distribution, or subscription rights, or such reorganization, dissolution, liquidation or winding-up, or other transaction shall take place, as the case may be.

                  6.6      RESERVATION OF SHARES OF COMMON STOCK.

                  (a) At all times so long as any shares of Series A Preferred Stock remaining outstanding, the Corporation shall reserve and keep available out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for a conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this Section 6.6, the number of shares of Common Stock which shall be deliverable upon conversion of all of the outstanding shares of Series A Preferred Stock shall be computed as if, at the time of such computation, all of the outstanding shares were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Florida, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of the then-outstanding shares of the Series A Preferred Stock.

                  (b) Before taking any action which would cause an adjustment to the Conversion Price to a price below the then par value of the shares of the Common Stock deliverable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                  6.7 ISSUE AND OTHER TAXES. The issuance of certificates for Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders of the Series A Preferred Stock for any documentary stamp or similar issue or other taxes that may be payable in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock. The Corporation, however, shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  6.8 CLOSING OF CORPORATE BOOKS. The Corporation shall not close its books against the transfer of the Series A Preferred Stock or of any shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of the Series A Preferred Stock.

         SECTION 7. STATUS ON CONVERSION OR REDEMPTION. Upon acquisition of shares of Series A Preferred Stock by reason of redemption, conversion, purchase, exchange, or otherwise, such shares shall have the status of authorized and unissued shares of Preferred Stock, without designation as to series or class, and the number of shares of Preferred Stock which the Corporation has the authority to issue shall not be decreased by such redemption, conversion, purchase, exchange, or other acquisition of shares of Series A Preferred Stock.

         SECTION 8.        MISCELLANEOUS.

                  8.1 OBSERVANCE OF TERMS. The Corporation, whether by amendment of these Articles of Incorporation, or through any reorganization, transfer of assets, merger, Liquidation Event, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                  8.2 NOTICES. Except as otherwise expressly provided herein, whenever a notice or other communication is required to be made, delivered, or otherwise given to holders of Series A Preferred Stock, the notice or other communication shall be deemed to be properly given if deposited into the United States Mail, postage prepaid, addressed to the person(s) shown on the books of the Corporation as the holder(s) of the shares at the addresses as they appear on the books of the Corporation, as of a record date or dates determined in accordance with the Articles of Incorporation and Bylaws of the Corporation, and applicable law, as in effect from time to time.

                  8.3 NO PREEMPTIVE RIGHTS. The holders of the Series A Preferred Stock will not have any preemptive right, in their capacity as such, to subscribe for or to purchase any shares or any other securities which may be issued by the Corporation.

                  8.4 LIMITED RIGHTS. Except as may be otherwise required by applicable law, the Series A Preferred Stock shall not have any designations, preferences, limitations, or relative rights, other than those specifically set forth in these Articles of Incorporation.

                                   ARTICLE VI
                       INITIAL REGISTERED OFFICE AND AGENT

         The street address of the initial registered office of the Corporation is One Harbour Place, 777 S. Harbour Island Boulevard, Tampa, Florida 33602, and the name of its initial registered agent at that address is CFRA, LLC,
Attention: Richard A. Denmon.

                                   ARTICLE VII
                                  INCORPORATOR

         The name and mailing address of the sole incorporator is as follows:

                NAME                            ADDRESS
                ----                            -------
                Richard A. Denmon               One Harbour Place
                                                777 S. Harbour Island Blvd.
                                                Tampa, Florida 33602

                                  ARTICLE VIII
                                INITIAL DIRECTORS

         The Corporation shall have eleven (11) directors initially, each of whom shall serve as a director of the Corporation until the first annual meeting of the shareholders of the Corporation and his or her successor is elected and qualified, or until his or her earlier resignation, removal from office, or death. The number of directors of the Corporation thereafter shall be such number as from time to time fixed by, or in the manner prescribed by, the bylaws of the Corporation; provided, however, that in no event shall the number of directors be less than one. The names and mailing addresses of the persons who shall serve as the initial directors are:

                NAME                            ADDRESS
                ----                            -------
                Gerald L. Anthony               2412 Cortez Road West
                                                Brandenton, Florida 34207

                Frank Barkocy                   375 Park Avenue
                                                New York, NY 10152

                C. Guy Batsel                   1861 Plocida Road
                                                Englewood, Florida 34223

                Joseph Gigliotti                10504 US 41 North
                                                Palmetto, Florida 34221

                Kennedy Legler, III             2027 Manatee Avenue
                                                Brandenton, Florida 34205

                Paul Nobbs                      240 Main Street
                                                Gladstone, NJ 07934

                Thomas O'Brien                  336 South Orchid Drive
                                                Ellenton, Florida 34222

                John R. Reinemeyer              2550 26th Street West
                                                Brandenton, Florida 34205

                Michael T. Ruffino              6210 Manatee Avenue West
                                                Brandenton, Florida 34209

                James K. Toomey                 6425 28th Avenue East
                                                Brandenton, Florida 34208

                David W. Wilcox                 309 13th Street West
                                                Brandenton, Florida 34205

                                   ARTICLE IX
                                 INDEMNIFICATION

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages to the Corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Florida Business Corporation Act.

         The Corporation shall indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as an director or officer of any other enterprises at the request of the Corporation. If the Florida Business Corporation Act is amended after the filing of these Articles of Incorporation of which this Article IX is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act as so amended.

         Any repeal or modification of the foregoing paragraphs of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE X
                                   AMENDMENT

         The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Florida. All rights, powers, privileges, and discretionary authority granted or confessed herein upon shareholders or directors are granted or confessed subject to this reservation.

         Dated this 31st day of October, 2002.


                                                /s/ Richard A. Denmon
                                                -------------------------------
                                                Richard A. Denmon, Incorporator

                         ACCEPTANCE BY REGISTERED AGENT

         Having been named to accept service of process for the above stated corporation, at the place designated in these Articles of Incorporation: (i) I agree to act in this opacity; (ii) I agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties; and (iii) I accept the duties and obligations of acting as registered agent pursuant to
Section 607.0505 of the Florida Business Corporation Act.

        Dated this 31st day of October, 2002.

                                        REGISTERED AGENT:


                                        CFRA, LLC,
                                        a Florida limited liability company


                                        By: /s/ Richard A. Denmon
                                           --------------------------------
                                           Richard A. Denmon